As filed with the United States Securities and Exchange Commission on February 23, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKILLZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2682707
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

PO Box 445

San Francisco, California 94104

(415) 762-0511

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Skillz Inc. 2020 Omnibus Incentive Plan

Skillz Inc. 2020 Employee Stock Purchase Plan

(Full title of the plan)

Andrew Paradise

Chief Executive Officer

PO Box 445

San Francisco, California 94104

415) 762-0511

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven J. Gavin

Christina T. Roupas

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Tel: (312) 558-5600

Fax: (312) 558-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share
Skillz Inc. 2020 Omnibus Incentive Plan	54,256,972 (2)	$36.22	(8)	$1,965,187,525.84	$214,401.96
Skillz Inc. 2020 Omnibus Incentive Plan	12,077,144 (3)	—	(9)	—	—
Skillz Inc. 2020 Employee Stock Purchase Plan	7,851,394 (4)	$36.22	(8)	$284,377,490.68	$31,025.58
Substitute Class A Options	26,480,089 (5)	$0.44	(10)	$11,651,239.16	$1,271.15
Class B common stock, par value $0.0001 per share
Skillz Inc. 2020 Omnibus Incentive Plan	12,077,144 (6)	$36.22	(8)	$437,434,155.68	$47,724.07
Substitute Class B Options	7,024,488 (7)	$0.43	(11)	$3,020,529.84	$329.54
TOTAL	119,767,231	—		$2,701,670,941.20	$294,752.30

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock and Class B common stock of Skillz Inc. (the “Registrant”) that become issuable under the Skillz Inc. 2020 Omnibus Incentive Plan (the “Omnibus Plan”) and/or the Skillz Inc. 2020 Employee Stock Purchase Plan (the “ESPP”), as applicable, by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Class A common stock or Class B common stock.

(2)

Represents shares of Class A common stock reserved for issuance pursuant to future awards under the Omnibus Plan, including 39,669,278 shares of Class A common stock initially reserved for issuance and an additional 14,587,694 shares of Class A common stock that were added to the share reserve as of January 1, 2021. The total number of shares of Class A common stock under the Omnibus Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to 5% of the total outstanding shares of Class A common stock on the last day of the prior calendar year. Notwithstanding the foregoing, the plan administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares than as provided in the Omnibus Plan. Other than the shares added to the Omnibus Plan as of January 1, 2021, such additional shares have not been included in this Registration Statement.

(3)

Represents 12,077,144 shares of Class A common stock issuable upon conversion of shares of Class B common stock reserved for issuance under the 2020 Omnibus Plan. A number of shares of Class A common stock equal to the number of shares of Class B common stock subject to awards outstanding under the 2020 Omnibus Plan that are forfeited, canceled, settled or otherwise terminated without a distribution of shares will become available for issuance under the 2020 Omnibus Plan.

(4)

Represents shares of Class A common stock reserved for issuance pursuant to future grants under the ESPP, including 4,933,855 shares of Class A common stock initially reserved for issuance and an additional 2,917,539 shares of Class A common stock that were added to the share reserve as of January 1, 2021. The total number of shares of Class A common stock under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to 1% of the total number of outstanding shares of Class A common stock on the last day of the prior calendar year. Notwithstanding the foregoing, the plan administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares than as provided in the ESPP. Other than the shares added to the ESPP as of January 1, 2021, such additional shares have not been included in this Registration Statement.

(5)

Represents shares of Class A common stock underlying stock options that were granted under the Omnibus Plan in substitution for stock options that were outstanding and unexercised immediately prior to the consummation of the business combination contemplated by that certain Merger Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp., FEAC Merger Sub Inc., Skillz Inc., and Andrew Paradise (the “Transaction”) pursuant to the Skillz Inc. 2012 Incentive Plan, Skillz Inc. 2015 Incentive Plan, and Skillz Inc. 2017 Equity Incentive Plan (the “Substitute Class A Options”).

(6)

Represents shares of Class B common stock reserved for issuance pursuant to future awards under the Omnibus Plan, including 8,172,581 shares of Class B common stock initially reserved for issuance and an additional 3,904,533 shares of Class B common stock that were added to the share reserve as of January 1, 2021. The total number of shares of Class B common stock under the Omnibus Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to 5% of the total outstanding shares of Class B common stock on the last day of the prior calendar year. Notwithstanding the foregoing, the plan administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares than as provided in the Omnibus Plan. Other than the shares added to the Omnibus Plan as of January 1, 2021, such additional shares have not been included in this Registration Statement.

(7)

Represents shares of Class B common stock underlying stock options that were granted under the Omnibus Plan in substitution for stock options that were outstanding and unexercised immediately prior to the consummation of the Transaction pursuant to the Skillz Inc. 2012 Incentive Plan, Skillz Inc. 2015 Incentive Plan, and Skillz Inc. 2017 Equity Incentive Plan (the “Substitute Class B Options”).

(8)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A common stock on the New York Stock Exchange on February 19, 2021.

(9)

Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.

(10)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, based on the weighted-average exercise price of the Substitute Class A Options.

(11)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, based on the weighted-average exercise price of the Substitute Class B Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the filings listed below and any additional documents that the Registrant may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•	the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020, and September 30, 2020;

•	the Registrant’s Current Reports on Form 8-K filed with the SEC on March 10, 2020, March 16, 2020, April 22, 2020, May 8, 2020, September 2, 2020, December 1, 2020, December 16, 2020, and December 21, 2020;

•	the Registrant’s proxy statement/prospectus included in its registration statement on Form S-4, as amended and supplemented, originally filed with the SEC on September 8, 2020 (other than those portions of such proxy statement/prospectus not deemed to be “filed” with the SEC) (File No. 333-248638); and

•	the Registrant’s prospectus included in its registration statement on Form S-1, as amended and supplemented, originally filed with the SEC on February 8, 2021 (other than those portions of such prospectus not deemed to be “filed” with the SEC) (File No. 333-252868); and

•	the description of the Registrant’s shares of common stock and warrants contained in the Registrant’s Current Report on Form 8-A12B/A filed with the SEC on December 21, 2020, including any amendment or report filed for the purpose of updating such descriptions.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the Registrant provide for indemnification by the Registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the Registrant provides for such limitation of liability.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant has purchased and intends to maintain insurance on behalf of the Registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Third Amended & Restated Certificate of Incorporation of Skillz Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
4.2	Amended and Restated Bylaws of Skillz Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
4.3	Form of Specimen Class A Common Stock Certificate of Skillz Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 21, 2020).
4.4	Warrant Agreement, dated March 5, 2020, by and between Flying Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to the Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2020).
5.1	Opinion of Winston & Strawn LLP (filed herewith).
10.1	Skillz Inc. 2020 Omnibus Incentive Plan (filed herewith).
10.2	Skillz Inc. 2020 Employee Stock Purchase Plan (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of WithumSmith+Brown, PC (filed herewith).
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on February 23, 2021.

Skillz Inc.

/s/ Andrew Paradise
Name: Andrew Paradise
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Andrew Paradise and Scott Henry, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Skillz Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date

/s/ Andrew Paradise	Chief Executive Officer and Chairman (Principal	February 23, 2021
Andrew Paradise	Executive Officer)

/s/ Scott Henry	Chief Financial Officer (Principal Financial and Accounting Officer)	February 23, 2021
Scott Henry

/s/ Casey Chafkin	Chief Revenue Officer and Director	February 23, 2021
Casey Chafkin

/s/ Vandana Mehta-Krantz	Director	February 23, 2021
Vandana Mehta-Krantz

/s/ Harry E. Sloan	Director	February 23, 2021
Harry E. Sloan

/s/ Kent Wakeford	Director	February 23, 2021
Kent Wakeford